EXHIBIT 107.1

Calculation of Filing Fee Table

Form S-8
(Form Type)

Ontrak, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Other	710,166	$0.3900 (3)	$276,964.74	0.0001476	$40.88
Equity	Common Stock, par value $0.0001 per share	Other	443,843	$0.3134 (4)	$139,100.40	0.0001476	$20.53
Total Offering Amount					$416,065.14		$61.41
Total Fee Offsets							----
Net Fee Due							$61.41

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may be offered or issued pursuant to the Ontrak, Inc. 2017 Stock Incentive Plan, as amended (the “Plan”), as a result of stock splits, stock dividends or similar transactions. The shares being registered consist of (a) 710,166 shares (the “Shares Subject to Outstanding Options”) subject to outstanding options granted under the Plan and (b) 443,843 shares reserved for future grant or issuance under the Plan (the "Reserved Shares").

(2) Estimated solely for the purpose of calculating the registration fee which was computed in accordance with Rule 457(c) and Rule 457(h)(1) under the Securities Act.

(3) The proposed maximum offering price per share for the Shares Subject to Outstanding Options is based upon the weighted-average exercise price of the outstanding options.

(4) The proposed maximum offering price per share for the Reserved Shares are based on the average of the high and the low prices per share of the registrant’s common stock as reported on The Nasdaq Capital Market as of a date within five business days prior to the filing of this Registration Statement.